                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                               _______________
                                  FORM 8-K
                             Amendment No. 2 to
               Current Report Pursuant to Section 13 or 15(d)
                   of the Securities Exchange Act of 1934

                              November 23, 1999
              ------------------------------------------------
              Date of Report (Date of Earliest Event Reported)

                         Exodus Communications, Inc.
           ------------------------------------------------------
           (Exact name of Registrant as specified in its charter)

       Delaware                     0-23795                        77-0403076
------------------------    ------------------------  -----------------------------------
(State of incorporation)    (Commission file number)  (I.R.S. Employer Identification No)

         2831 Mission College Boulevard Santa Clara, California 95054
         ------------------------------------------------------------
         (Address of principal executive offices, including zip code)

                               (408)   346-2200
             ----------------------------------------------------
             (Registrant's telephone number, including area code)

ITEM 5:  OTHER EVENTS

     On November 23, 1999, Exodus Communications, Inc. ("Exodus" or "Company") announced that it had agreed to acquire Global Online Japan Co. Ltd., an Internet solutions provider based in Tokyo. The transaction is expected to close by the end of December 1999 and will be accounted for as a purchase.

     On November 23, 1999, Exodus completed its acquisition of Service Metrics, Inc. ("SMI" or "Service Metrics"), a leading provider of Internet monitoring applications and services that measure the consistency, availability and performance of Web sites. Exodus issued approximately 3.1 million shares of its Common Stock in exchange for all of the outstanding shares of common stock of Service Metrics. In addition, Exodus assumed options to purchase approximately 380,000 shares of Exodus Common Stock. This transaction will be accounted for as a pooling-of-interests.

     The acquisition of Service Metrics did not involve a significant amount of assets. For the convenience of interested parties, Exodus is providing (i) selected supplemental consolidated financial data, (ii) management's discussion and analysis of financial condition and results of operations, (iii) audited supplemental consolidated financial statements of Exodus as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, and (iv) unaudited supplemental consolidated financial statements of Exodus as of September 30, 1999 and for the nine-month periods ended September 30, 1998 and 1999.

   The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger with SMI on November 23, 1999. The consolidated financial statements have been restated for all periods presented as if SMI and the Company had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

   In recording the pooling-of-interests combination, the Company's consolidated statement of operations for the year ended December 31, 1998 has been combined with SMI's statement of operations for the period from May 19, 1998 ("inception") through December 31, 1998. The Company's consolidated statements of operations for the nine-month periods ended September 30, 1998 and 1999 have been combined with SMI's statements of operations for the period from inception through September 30, 1998, and the nine-month period ended
September 30, 1999, respectively. The consolidated balance sheets of the Company as of December 31, 1998 and September 30, 1999, have been combined with the balance sheets of Service Metrics as of the same dates.

               SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

   The following selected supplemental consolidated financial data should be read in conjunction with our supplemental consolidated financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this filing. The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger with Service Metrics, Inc. on November 23, 1999. The supplemental consolidated statement of operations data for each of the years in the three-year period ended December 31, 1998, and the supplemental consolidated balance sheet data as of December 31, 1997 and 1998, are derived from supplemental consolidated financial statements that have been audited by KPMG LLP, independent auditors, and are included elsewhere in this filing. The supplemental consolidated statement of operations data for the nine-month periods ended September 30, 1998 and September 30, 1999 and the supplemental consolidated balance sheet data as of September 30, 1999 are derived from supplemental unaudited condensed consolidated financial statements included elsewhere in this filing. The supplemental consolidated statement of operations data for the year ended December 31, 1995 and the supplemental consolidated balance sheet data as of December 31, 1994, 1995 and 1996 are derived from consolidated financial statements that have been audited by KPMG LLP that are not included in this filing. The supplemental consolidated statement of operations data for the year ended December 31, 1994 are derived from unaudited consolidated financial statements that are not included in this filing. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

   We are the successor to a Maryland corporation that was formed in August 1992 to provide computer consulting services. We began to offer Internet connectivity services to enterprises in October 1994 and server hosting services in late 1995. In August 1996, we opened our first dedicated Internet Data Center and refocused our business strategy on providing Internet system and network management solutions for enterprises with mission-critical Internet operations.

   In the following tables and in this document, "EBITDA" represents earnings
(loss) before net interest expense, income taxes, depreciation, amortization (including amortization of deferred stock compensation) and other noncash charges. EBITDA should not be used as an alternative to operating loss or net cash provided by (used for) operating activities, investing activities or financing activities, each as measured under generally accepted accounting principles. In addition, EBITDA may not be comparable to other similarly titled information from other companies. However, our management believes that EBITDA is an additional meaningful measure of performance and liquidity. With respect to the captions entitled "Deficiency of earnings available to cover fixed charges" and "Ratio of earnings to fixed charges," earnings consist of income
(loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

                               Year Ended December 31,          Nine Months Ended
                          ------------------------------------  -------------------
                                                               Sept.  30, Sept. 30,
                           1995     1996      1997      1998      1998      1999
                          -------  -------  --------  --------  --------  ---------
                                 (in thousands, except per share data)
Supplemental
 Consolidated Statement
 of Operations Data:
Total revenues..........  $ 1,408  $ 3,130  $ 12,408  $ 52,745  $ 31,638  $ 140,754
Costs and expenses:
 Total cost of
  revenues..............    1,128    2,990    16,868    61,578    39,291    118,827
 Marketing and sales....    1,056    2,734    12,702    29,034    20,576     42,473
 General and
  administrative........      427    1,056     5,983    16,058     9,664     25,548
 Product development....       70      444     1,647     3,507     2,389      5,641
 Amortization of
  intangibles...........       --       --        --       141        --      4,674
 Restructuring costs....       --       --        --        --        --        923
                          -------  -------  --------  --------  --------  ---------
   Total costs and
    expenses............    2,681    7,224    37,200   110,318    71,920    198,086
                          -------  -------  --------  --------  --------  ---------
   Operating loss.......   (1,273)  (4,094)  (24,792)  (57,573)  (40,282)   (57,332)
 Net interest expense...       38       39       506     9,743     5,110     20,044
                          -------  -------  --------  --------  --------  ---------
   Net loss.............   (1,311)  (4,133)  (25,298)  (67,316)  (45,392)   (77,376)
 Cumulative dividends
  and accretion on
  redeemable
  convertible preferred
  stock.................       --       --   (1,413)   (2,014)   (2,014)         --
                          -------  -------  --------  --------  --------  ---------
Net loss attributable to
 common stockholders....  $(1,311) $(4,133) $(26,711) $(69,330) $(47,406) $ (77,376)
                          =======  =======  ========  ========  ========  =========
Basic and diluted net
 loss per share(1)......  $ (0.25) $ (0.54) $  (3.46) $  (1.10) $  (0.83) $   (0.93)
                          =======  =======  ========  ========  ========  =========
Shares used in computing
 basic and diluted net
 loss per share(1)......    5,262    7,656     7,714    62,905    57,044     82,987
                          =======  =======  ========  ========  ========  =========

Supplemental
 Consolidated Statement
 of Cash Flows Data:
Net cash used for
 operating activities...  $  (461) $(3,116) $(15,518) $(47,312) $(31,568) $ (68,542)
Net cash used for
 investing activities...      (69)  (3,877)  (23,864)  (92,757)  (70,323)  (235,134)
Net cash provided by
 financing activities...      692   10,545    45,937   285,814   283,254    319,632

Other Data:
EBITDA..................   (1,208)  (3,633)  (20,274)  (41,945)  (29,592)   (27,994)
Depreciation and
 amortization...........       65      461     3,429    13,024     8,575     28,383
Capital expenditures....       69    3,499    22,489    44,564    26,680    160,624
Deficiency of earnings
 available to cover
 fixed charges..........   (1,311)  (4,133)  (25,298)  (67,316)  (45,392)   (77,376)

                                                                  Year Ended
                                                                 December 31,
                                                                     1994
                                                                --------------
                                                                (in thousands,
                                                                 except ratio
                                                                   and per
                                                                 share data)
Supplemental Consolidated Statement of Operations Data:
Total revenues.................................................     $ 977
Operating income...............................................       143
Net income.....................................................       144
Basic and diluted net income per share.........................     $0.04
Shares used in computing basic and diluted net income per
 share.........................................................     4,000
Ratio of earnings to fixed charges.............................        26x

                                       December 31,
                          ----------------------------------------- September 30,
                          1994  1995     1996      1997      1998       1999
                          ---- -------  -------  --------  -------- -------------
                                             (in thousands)
Supplemental
 Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............  $  1 $   163  $ 3,715  $ 10,270  $156,015   $171,971
Restricted cash
 equivalents and
 investments............    --      --      378     1,753    45,614     35,444
Working capital
 (deficiency)...........    93  (1,170)   1,892    (3,707)  124,636    153,753
Total assets............   320     840    8,289    40,973   298,798    684,825
Equipment loans, line of
 credit facility,
 capital lease
 obligations,
 convertible
 subordinated notes and
 senior notes, less
 current portion........    --     141    1,449    15,135   227,284    567,176
Total stockholders'
 equity (deficit).......   169  (1,140)  (5,234)  (30,600)   24,277     32,601

--------
(1) See Note 1 of Notes to supplemental consolidated financial statements for our explanation of the determination of the number of shares used in computing per share data.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and results of operations should be read in conjunction with the supplemental consolidated financial statements and the related notes included elsewhere in this filing. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

   We are a leading provider of Internet system and network management solutions and technology professional services for enterprises with mission-critical Internet operations. Our solutions include Internet Data Centers, network services, managed services and professional services that together provide the high performance, scalability and expertise that enterprises need to optimize Internet operations. We deliver our services from our geographically distributed, state-of-the-art Internet Data Centers that are connected through a high-performance Internet backbone network.

   We are the successor to a Maryland corporation that was formed in August 1992 to provide computer-consulting services. We began offering server hosting and Internet connectivity services in late 1995, opened our first dedicated Internet Data Center in August 1996 and introduced managed services in 1997 and professional services in 1998. We have derived most of our revenues from customers for whom we provide these services. Most of our Internet Data Center customers initially purchase a subset of our service offerings to address specific departmental or enterprise Internet computing needs, and many of these customers purchase additional services as the scale and complexity of their Internet operations increase. We sell our services under contracts that typically have minimum terms of one year. Customers pay monthly fees for the services utilized, as well as one-time fees for installation, certain professional services and for equipment they purchase from us.

   We opened our first Internet Data Center in the Silicon Valley metropolitan area in August 1996. Since that time, we have opened 14 additional domestic Internet Data Centers in the metropolitan areas of New York (March 1997 and September 1999), Silicon Valley (second site--August 1997; third site--June 1998; and fourth site June 1999), Seattle (September 1997 and June 1999), Los Angeles (October 1997 and September 1999), Washington, D.C. (December 1997 and May 1999), Boston (July 1998), Chicago (April 1999) and Austin, Texas (November
1999). In addition, we opened our first Internet Data Center outside of the United States in London in June 1999. We plan to open four additional Internet Data Centers and three server hosting sites by the end of 1999 or the first month of 2000. The building of Internet Data Centers has required us to obtain substantial equity and debt financing. See "Risk Factors--Our substantial leverage and debt service obligations adversely affect our cash flow" and "-- Liquidity and Capital Resources" below.

   In October 1998, we purchased the assets of Arca Systems, Inc. ("Arca"), a provider of advanced network and system security consulting services. In February 1999, we acquired American Information Systems, Inc. ("AIS"), a regional provider of co-location, web hosting and professional services. In July 1999, we acquired Cohesive Technology Solutions, Inc. ("Cohesive"), a technology professional services organization with expertise in networking, Internet-based applications and technology solutions. In November 1999, we acquired Service Metrics, Inc. pursuant to which Service Metrics became our wholly-owned subsidiary. Service Metrics is based in Boulder, Colorado and has 79 employees as of November 1999. In connection with the merger, we issued a total of approximately 3.5 million shares of Exodus Common Stock and options for Exodus Common Stock in exchange for all outstanding shares of Service Metrics common stock and outstanding options we assumed in connection with the merger. We will account for the Service Metrics merger as a pooling of interests.

   We intend to expand domestically and internationally. Prior to building an Internet Data Center in a new geographic region, we employ various means to evaluate the market opportunity in a given location, including market research on Internet usage statistics, the pre-selling of services into the proposed market and analysis of specific financial criteria. We typically require at least six months to select the appropriate location for an Internet Data Center, construct the necessary facilities, install equipment and telecommunications infrastructure, and hire the operations and sales personnel needed to conduct business at that site. Expenditures related to an Internet Data Center commence well before the Internet Data Center opens, and it takes an extended period to approach break-even capacity utilization at each site. As a result, we expect that individual Internet Data Centers will experience losses for in excess of one year from the time they are opened. We experience further losses from sales personnel hired to test market our services in markets where there is no, and may never be an, Internet Data Center. As a result, we expect to make investments in expanding our business rapidly into new geographic regions which, while potentially increasing our revenues in the long term, will lead to significant losses for the foreseeable future.

   Since we began to offer server hosting and Internet connectivity services in 1995, we have experienced operating losses and negative cash flows from operations in each fiscal quarter and year. As of September 30, 1999, we had an accumulated deficit of approximately $175.3 million. The revenue and income potential of our business and market is unproven, and our limited operating history makes an evaluation of our prospects and us difficult. We intend to invest in new Internet Data Centers and other sites, product development, and sales and marketing programs. We therefore believe that we will continue to experience net losses on a quarterly and annual basis for the foreseeable future. As a company in the new and rapidly evolving market for Internet system and network management solutions, we encounter risks, expenses and difficulties that affect our business and prospects. There can be no assurance that we will achieve profitability on a quarterly or an annual basis or that we will sustain profitability.

Results of Operations for the Years Ended December 31, 1996, 1997 and 1998 and the Nine Months Ended September 30, 1998 and 1999

   The following table sets forth certain statement of operations data as a percentage of total revenues for the years ended December 31, 1996, 1997 and 1998 and the nine-month periods ended September 30, 1998 and 1999. The information for the years ended December 31, 1996, 1997 and 1998 has been derived from our supplemental audited consolidated financial statements included in this filing. The information for the nine-month periods ended September 30, 1998 and 1999 has been derived from our supplemental unaudited condensed consolidated financial statements included in this filing which, in management's opinion, have been prepared on substantially the same basis as the supplemental audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with the supplemental consolidated financial statements and related notes included in this filing. The operating results in any periods are not necessarily indicative of the results to be expected for any future period.

                                                               Nine Months
                                                                  Ended
                                   Year Ended December 31,    September 30,
                                   ------------------------   ----------------
                                    1996     1997     1998     1998      1999
                                   ------   ------   ------   -------   ------
   Revenues:
     Service revenues............    78.4 %   93.4 %   94.4 %
     Equipment revenues..........    21.6      6.6      5.6
                                   ------   ------   ------
       Total revenues............   100.0    100.0    100.0     100.0 %  100.0 %
                                   ------   ------   ------   -------   ------
   Costs and expenses:
     Cost of service revenues....    81.1    130.8    112.4
     Cost of equipment revenues..    14.4      5.2      4.4
                                   ------   ------   ------
       Total cost of revenues....    95.5    135.9    116.7     124.2     84.4
     Marketing and sales.........    87.3    102.4     55.0      65.0     30.2
     General and administrative..    33.7     48.2     30.4      30.5     18.2
     Product development.........    14.2     13.3      6.6       7.6      4.0
     Amortization of
      intangibles................      --       --      0.3        --      3.3
     Restructuring costs.........      --       --       --        --      0.7
                                   ------   ------   ------   -------   ------
       Total cost and expenses...   230.8    299.8    209.2     227.3    140.7
                                   ------   ------   ------   -------   ------
       Operating loss............  (130.8)  (199.8)  (109.2)   (127.3)   (40.7)
   Net interest expense..........     1.2      4.1     18.5      16.2     14.2
                                   ------   ------   ------   -------   ------
       Net loss..................  (132.0)% (203.9)% (127.6)%  (143.5)%  (55.0)%
                                   ======   ======   ======   =======   ======

 Revenues

   Our revenues consist of (1) monthly fees from customer use of Internet Data Center sites, network services and managed services, including professional services and use of equipment and software provided by us, (2) revenues from sales of third-party equipment to customers and (3) fees for installation and certain professional services. Currently, substantially all of our revenue is derived from services. Revenues, other than installation fees, equipment sales to customers and certain professional services, are generally billed and recognized ratably over the term of the contract, which is generally one year. Installation fees are typically recognized at the time the installation occurs, and equipment revenues are typically recognized when the equipment is delivered to the customer or placed into service at an Internet Data Center. We sell third-party equipment to our customers as an accommodation to facilitate their purchase of services. One-time professional service fees are typically recognized when the services are rendered.

   Our service revenues increased 372% from $2.5 million in 1996 to $11.6 million in 1997 and increased an additional 330% to $49.8 million in 1998. This growth in service revenues was primarily the result of opening our Internet Data Centers, increases in the number of new customers, substantially all of which were Internet Data Center customers, and increases in revenues from existing customers. Equipment revenues increased 21% from $676,000 in 1996 to $820,000 in 1997 and 257% to $2.9 million in 1998.

   Our revenues increased 345% to $140.8 million for the nine month period ended September 30, 1999 from $31.6 million in the same period of the prior year. This growth in revenues was the result of increases in the number of new customers, substantially all of which were Internet Data Center customers, increases in revenues from existing customers and revenue contributions from Cohesive.

 Cost of Revenues

   Our cost of revenues is comprised of the costs for our backbone network and local telecommunications loops, interconnections to other networks, depreciation and amortization, salaries and benefits for our customer service and operations personnel (customer service personnel, network engineers and professional services personnel), rent, repairs and utilities related to our Internet Data Centers and other sites and costs of third-party equipment sold to customers.

   Cost of service revenues increased from $2.5 million in 1996 to $16.2 million in 1997 and to $59.3 million in 1998. Our cost of service revenues as a percentage of revenues increased from 81% in 1996 to 131% in 1997 and declined to 112% in 1998. The increases in cost of service revenues in absolute dollars were due to increased costs associated with the build-out and operation of our increasing number of Internet Data Centers, including increased costs for our redundant backbone network and local telecommunications loops, depreciation, salaries and benefits for our customer service and operations personnel, and rent. The increase in cost of service revenues as a percentage of revenues from 1996 to 1997 reflects the timing of investments in Internet Data Centers and network infrastructure relative to the growth in associated revenue. The decrease in cost of service revenues as a percentage of revenues from 1997 to 1998 resulted from revenues from new and existing Internet Data Centers increasing faster than related costs of revenues. Costs for our redundant backbone network and local telecommunications loops increased by approximately $3.8 million from 1996 to 1997 and by approximately $15.2 million from 1997 to 1998. Depreciation increased by approximately $3.0 million from 1996 to 1997 and by approximately $8.4 million from 1997 to 1998. Salaries and benefits for our customer service and operations personnel increased by approximately $3.5 million from 1996 to 1997 and by approximately $6.7 million from 1997 to 1998. Rent expense increased by approximately $945,000 from 1996 to 1997 and by approximately $3.1 million from 1997 to 1998. Cost of equipment revenues increased from $452,000 in 1996 to $640,000 in 1997 and to $2.3 million in 1998. Cost of equipment revenue in absolute dollars varies primarily as a result of equipment revenues and cost of equipment revenues as a percentage of revenues varies due to the mix of equipment purchased by customers.

   Cost of revenues increased 202% to $118.8 million for the nine month period ended September 30, 1999 from $39.3 million in the same period of the prior year. This increase in cost of revenues in absolute dollars was primarily the result of costs associated with hiring additional employees, including professional services employees hired in connection with our acquisition of Cohesive, and consultants, increased traffic on our network and to other networks, increased depreciation due to capital expenditures related to the buildout and expansion of Internet Data Centers, increased rent, and increased utilities and other costs related to the opening and expanding of Internet Data Centers. Our cost of revenues as a percentage of revenues decreased to 84% for the nine months ended September 30, 1999 from 124% for the same period of the prior year. This decline was due primarily to an increase in revenue between comparison periods. We expect that cost of revenues will continue to increase in absolute dollars.

 Marketing and Sales

   Our marketing and sales expenses are comprised of salaries, commissions and benefits for our marketing and sales personnel, printing and advertising costs, public relations costs, consultants' fees and travel and entertainment expenses.

   Our marketing and sales expenses increased from $2.7 million in 1996 to $12.7 million in 1997 and to $29.0 million in 1998. These increases were primarily the result of hiring additional marketing and sales personnel, expanding marketing programs in connection with our expansion of our operations, including the number and scope of our Internet system and network management solutions, and in 1998, the charge of $525,000 associated with the warrant for common stock issued to At Home Corporation. Salaries and benefits for our sales and marketing personnel increased by approximately $6.1 million from 1996 to 1997 and by approximately $10.5 million from 1997 to 1998, and costs associated with tradeshows and advertising increased by approximately $977,000 from 1996 to 1997 and approximately $114,000 from 1997 to 1998. The increase in marketing and sales expenses as a percentage of revenues from 1996 to 1997 reflects the continued expansion of marketing and sales efforts prior to the receipt of associated revenues. The decrease in marketing and sales as a percentage of revenues from 1997 to 1998 was due to revenues growing faster than marketing and sales expenses.

   Our marketing and sales expenses increased 106% to $42.5 million for the nine month period ended September 30, 1999 from $20.6 million in the same period of the prior year. The increase in absolute dollars was primarily the result of increased compensation and related expenses associated with hiring additional marketing and sales personnel, including employees hired in connection with our acquisition of Cohesive, and increased advertising expenses. Our marketing and sales expense as a percentage of revenues decreased to 30% for the nine months ended September 30, 1999 from 65% for the same period of the prior year. This decline was primarily due to our significant increase in revenue between comparison periods. We expect that marketing and sales expense will continue to increase in absolute dollars.

 General and Administrative

   Our general and administrative expenses are primarily comprised of salaries and benefits for our administrative and management information systems personnel, consulting fees and recruiting fees.

   Our general and administrative expenses increased from $1.1 million in 1996 to $6.0 million in 1997 and to $16.1 million in 1998. These increases were primarily the result of increased compensation expenses associated with additional hiring of general and administrative personnel, costs for consultants and professional services providers, fees paid for recruiting and amortization of deferred compensation. Salaries and benefits for general and administrative personnel increased by approximately $2.0 million from 1996 to 1997 and by approximately $2.8 million from 1997 to 1998. Costs for consultants and professional services providers increased by approximately $1.1 million from 1996 to 1997 and by approximately $900,000 from 1997 to 1998. Recruiting fees increased by approximately $968,000 from 1996 to 1997 and by approximately $440,000 from 1997 to 1998. These increased expenses reflected our need for additional general and administrative personnel to handle the expansion of our operations. The amortization of deferred compensation included in general and administrative expenses was $741,000 in 1997 and $597,000 in 1998, and there was no such expense recorded in 1996. The increase in general and administrative expenses as a percentage of revenues from 1996 to 1997 resulted primarily from deferred compensation expenses in 1997. The decrease in general and administrative expenses as a percentage of revenues from 1997 to 1998 was due to revenues growing faster than general and administrative expenses.

   Our general and administrative expenses increased 164% to $25.5 million for the nine month period ended September 30, 1999 from $9.7 million in the same period of the prior year. The increase in absolute dollars was primarily the result of increased compensation expenses associated with additional hiring of general and administrative personnel, including employees hired in connection with our acquisition of Cohesive, increased rent and related expenses due to entering into additional operating leases during the period, higher depreciation and increased recruiting expenses. Our general and administrative expense as a percentage of revenues decreased to 18% for the nine month period ended September 30, 1999 from 31% for the same period of the prior year. This decline was primarily due to our significant increase in revenue between comparison periods. We expect that general and administrative expense will continue to increase in absolute dollars.

 Product Development

   Our product development expenses consist primarily of salaries and benefits for our product development personnel and fees paid to consultants.

   Our product development expenses increased from $444,000 in 1996 to $1.6 million in 1997 and to $3.5 million in 1998. Our product development expenses grew between the comparison periods primarily because of the addition of product development personnel to support our expanded service offerings. The decrease in product development expenses as a percentage of revenues from 1996 to 1998 resulted from revenues growing faster than product development expenses.

   Our product development expenses increased 136% to $5.6 million for the nine month period ended September 30, 1999 from $2.4 million in the same period of the prior year. Our product development expenses grew primarily due to the addition of product development personnel to support our expanded service offerings. Our product development expense as a percentage of revenues decreased to 4% for the nine months ended September 30, 1999 from 8% for the same period of the prior year. This decline was due to our significant increase in revenue between comparison periods. We expect that product development expenses will continue to increase in absolute dollars.

 Amortization of Intangibles

   As part of our strategy to grow through acquisitions of complementary businesses, we acquired the assets of Arca in October 1998, AIS in February 1999 and Cohesive in July 1999. In connection with those acquisitions, we have recorded intangible assets related to goodwill, customer lists and workforce in place. Amortization related to those intangibles was $4.7 million for the nine month period ended September 30, 1999. These intangibles are being amortized on a straight-line basis generally over 5 to 10 years.

 Restructuring Costs

   In August 1999, we announced plans to consolidate seven professional services practice offices of Cohesive, which we acquired on July 27, 1999. We determined that consolidation of these offices would maximize efficiencies of the combined companies. This action is expected to be completed by December 31, 1999. In connection with the consolidation of these facilities, we recorded a restructuring charge of $923,000 for the nine month period ended September 30, 1999. This charge includes approximately $689,000 for lease termination and other related office closure costs and $234,000 in severance and other employee benefits.

 Net Interest Expense

   Our net interest expense increased from $39,000 in 1996 to $506,000 in 1997 and to $9.7 million in 1998. The increase in net interest expense from 1996 to 1997 was primarily the result of substantially increased borrowings as we entered into equipment loans and lease agreements to finance the construction of our Internet Data Centers. The increase in net interest expense from 1997 to 1998 was primarily the result of interest expenses associated with our $200 million of senior notes which were issued July 1, 1998, substantially increased borrowings as we entered into equipment loans and lease agreements to finance the construction of our Internet Data Centers, and working capital lines of credit to finance working capital for our operations.

   Our net interest expense increased to $20.0 million for the nine month period ended September 30, 1999 from $5.1 million for the same period of the prior year. The increase in net interest expense was primarily the result of interest expense associated with our senior notes issued July 1, 1998 and June 22, 1999, and our convertible subordinated notes issued March 3, 1999.

   We expect that net interest expense will continue to increase as we enter into additional equipment leases and loans, obtain additional borrowings and long term debt and experience reduced interest income as a result of the decline in our cash reserves to fund working capital and other uses.

 EBITDA

   Our loss before interest, taxes, depreciation, amortization and other non-cash charges ("EBITDA") was $3.6 million in 1996, $20.3 million in 1997 and $41.9 million in 1998. The increases in the level of EBITDA losses between the comparison periods were primarily due to increased expenditures needed to support our growth in operations, including salaries and benefits for additional employees, network costs, rent, utilities and other costs related to the increase in the number of our Internet Data Centers as well as increased marketing and sales expenses, consulting fees and professional services.

   EBITDA loss was $28.0 million for the nine month period ended September 30, 1999 compared to $29.6 million for the same period of the prior year. The decrease in the magnitude of EBITDA losses between the comparison periods was primarily due to the significant increases in revenue over these periods offset in part by increased compensation costs associated with the hiring of additional employees during those time periods.

   Although EBITDA should not be used as an alternative to operating loss or net cash provided by (used for) operating activities, investing activities or financing activities, each as measured under generally accepted accounting principles, our management believes that EBITDA is an additional meaningful measure of performance and liquidity.

Liquidity and Capital Resources

   From inception through September 30, 1999, we have financed our operations primarily through private sales of preferred stock, our initial public offering of common stock in March 1998, our senior notes offerings in July 1998 and June 1999, our convertible subordinated notes offering in March 1999 and through various types of equipment loans and lease lines and working capital lines of credit. At September 30, 1999, our principal source of liquidity was approximately $172 million in cash and cash equivalents. As of that date, we also had equipment loans and lease lines of credit under which we could borrow up to an additional aggregate of $1.2 million for purchases of equipment. As of September 30, 1999, our total bank borrowings, equipment loans and lines of credit facilities, capital lease obligations and senior and convertible notes were $589.7 million. See Notes 4 and 6 of Notes to Supplemental Consolidated Financial Statements.

   Since we began to offer server-hosting services in 1995, we have had significant negative cash flows from operating activities. Net cash used for operating activities for the nine months ended

September 30, 1999 was $68.5 million, primarily due to net losses and increases in accounts receivable and prepaid expenses and other assets, offset in part by increases in accounts payable and depreciation and amortization. This compares to net cash used for operating activities for the nine months ended September 30, 1998 of $31.6 million which was primarily due to net losses and an increase in accounts receivable, offset in part by increases in accounts payable and accrued interest payable and depreciation and amortization.

   Net cash used for investing activities for the nine months ended September 30, 1999 was $235.1 million primarily due to capital expenditures for the continued construction of Internet Data Centers and the acquisitions of AIS and Cohesive. This compares to net cash used for investing activities for the nine months ended September 30, 1998 of $70.3 million which was due to capital expenditures for the construction of Internet Data Centers and an increase in restricted cash equivalents and investments.

   Net cash provided by financing activities for the nine month period ended September 30, 1999 was $319.6 million, primarily due to the proceeds from our issuance of $250.0 million of 5% Convertible Subordinated Notes and our additional $75.0 million offering of 11 1/4% Senior Notes in June 1999. This compares to net cash provided by financing activities for the nine months ended September 30, 1998 of $283.3 million which was primarily due to our initial public offering of common stock in March 1998 and our original $200.0 million senior notes offering in July 1998.

   As of September 30, 1999, we had commitments under capital leases and under noncancellable operating leases of $47.0 million and $260.3 million, respectively, through 2012. In addition, in August 1999 we entered into capacity purchase agreements with Global Crossing. The agreements provide for a total potential outlay of approximately $105.0 million for fiber capacity and related maintenance covering approximately 25 years. As of September 30, 1999 we had expended $7.0 million.

   We intend to make significant expenditures during the next 12 months primarily for property and equipment, in particular equipment and construction needed for existing and future Internet Data Centers, as well as office equipment, computers and telephones. We expect to finance such capital expenditures primarily through the remaining net proceeds from the 11 1/4% Senior Notes and 5% Convertible Subordinated Notes, existing and future equipment loans and lease lines of credit, and issuances of additional debt and other financing activities. We believe our working capital and capital expenditure requirements over the next 12 months can be met with existing cash and cash equivalents and short-term investments, cash from sales of services and proceeds from debt financings and existing and future equipment financing lines of credit. We may enter into additional equipment loans and capital leases. We may also seek to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that we will be successful in generating sufficient cash flows from operations or raising capital in sufficient amounts on terms acceptable to us.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes methods for accounting for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we expect that the adoption of SFAS No. 133 will not have a material impact on our financial position, results of operations or cash flows. We will be required to implement SFAS No. 133 for the year ending December 31, 2001.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk. Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. We place our investments with high quality issuers and, by policy, limit the amount of risk by investing primarily in money market funds, United States Treasury Notes and certificates of deposit. An increase or decrease in interest rates would not significantly increase or decrease interest expense on debt obligations due to the fixed nature of our debt obligations. We do not currently have any significant foreign operations and thus are not currently materially exposed to foreign currency fluctuations.

                    REPORT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Exodus Communications, Inc.:

   We have audited the accompanying supplemental consolidated balance sheets of Exodus Communications, Inc. and subsidiaries (the Company) as of December 31, 1997 and 1998, and the related supplemental consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 1998. In connection with our audits of the supplemental consolidated financial statements, we have also audited the supplemental financial statement schedule. These supplemental consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The supplemental consolidated financial statements give retroactive effect to the merger of the Company and Service Metrics, Inc. on November 23, 1999, which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

   In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exodus Communications, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination. Also, in our opinion, the related supplemental financial statement schedule, when considered in relation to the supplemental consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Mountain View, California
November 23, 1999

                          EXODUS COMMUNICATIONS, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                 December 31,
                                               ------------------  September 30,
                                                 1997      1998        1999
                                               --------  --------  -------------
                                                                    (Unaudited)
                   ASSETS
                   ------
Current assets:
 Cash and cash equivalents...................  $ 10,270  $156,015    $ 171,971
 Accounts receivable, net of allowance for
  doubtful accounts of $691, $1,821, and
  $5,251 as of December 31, 1997 and 1998,
  and September 30, 1999, respectively.......     1,837     9,653       47,858
 Prepaid expenses and other current assets...     1,377     6,205       18,972
                                               --------  --------    ---------
   Total current assets......................    13,484   171,873      238,801
Property and equipment, net..................    25,170    68,572      245,392
Restricted cash equivalents and investments..     1,753    45,614       35,444
Intangibles and other assets.................       566    12,739      165,188
                                               --------  --------    ---------
                                               $ 40,973  $298,798    $ 684,825
                                               ========  ========    =========

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
   STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY
---------------------------------------------

Current liabilities:
 Bank borrowings.............................  $  3,000  $    --     $     --
 Current portion of equipment loans and line
  of credit facilities.......................     3,777    14,367        7,722
 Current portion of capital lease
  obligations................................     1,143     5,223       14,817
 Accounts payable............................     6,252     9,208       34,141
 Accrued expenses............................     3,019     6,876       20,294
 Accrued interest payable....................       --     11,563        8,074
                                               --------  --------    ---------
   Total current liabilities.................    17,191    47,237       85,048
Equipment loans and line of credit
 facilities, less current portion............    12,693    15,695        9,600
Capital lease obligations, less current
 portion.....................................     2,442    11,589       32,201
Convertible subordinated notes...............       --        --       250,000
Senior notes.................................       --    200,000      275,375
                                               --------  --------    ---------
   Total liabilities.........................    32,326   274,521      652,224
                                               --------  --------    ---------
Redeemable convertible preferred stock and
 warrants, $0.001 par value: 74,960,124, no
 shares, and no shares authorized as of
 December 31, 1997 and 1998, and September
 30, 1999 respectively; 34,117,371, no
 shares, and no shares issued and outstanding
 as of December 31, 1997 and 1998, and
 September 30, 1999, respectively; aggregate
 liquidation preference of $39,640 as of
 December 31, 1997...........................    39,247       --           --
                                               --------  --------    ---------
Commitments and contingencies
Stockholders' (deficit) equity:
 Preferred stock, $0.001 par value: no
  shares, 5,000,000 shares authorized as of
  December 31, 1997 and 1998, and September
  30, 1999 and no shares issued or
  outstanding as of December 31, 1997 and
  1998, and September 30, 1999...............       --        --           --
 Convertible preferred stock of Service
  Metrics, Inc.; no shares, 1,553,158, and
  2,585,777 shares issued and outstanding as
  of December 31, 1997 and 1998, and
  September 30, 1999, respectively;
  aggregate liquidation preference of $0,
  $6,000, and $15,500 as of December 31,
  1997 and 1998, and September 30, 1999,
  respectively. .............................       --      5,961       15,437
 Common stock, $0.001 par value: 53,281,579,
  50,000,000, and 300,000,000 shares
  authorized as of December 31, 1997 and
  1998, and September 30 1999, respectively;
  8,269,012, 80,835,466, and 85,042,171
  shares issued and outstanding as of
  December 31, 1997 and 1998, and September
  30, 1999, respectively.....................         8        81           85
 Additional paid-in capital..................     2,502   117,208      195,251
 Notes receivable from stockholders..........      (140)      --           --
 Deferred stock compensation.................    (2,393)   (1,080)      (2,903)
 Accumulated deficit.........................   (30,577)  (97,893)    (175,269)
                                               --------  --------    ---------
   Total stockholders' (deficit) equity......   (30,600)   24,277       32,601
                                               --------  --------    ---------
                                               $ 40,973  $298,798    $ 684,825
                                               ========  ========    =========

   See accompanying notes to supplemental consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                             Nine Months Ended
                                 Year Ended December 31,       September 30,
                                ---------------------------  ------------------
                                 1996      1997      1998      1998      1999
                                -------  --------  --------  --------  --------
                                                                (Unaudited)
Revenues:
  Service revenues............  $ 2,454  $ 11,588  $ 49,815
  Equipment revenues..........      676       820     2,930
                                -------  --------  --------  --------  --------
    Total revenues............    3,130    12,408    52,745  $ 31,638  $140,754
                                -------  --------  --------  --------  --------
Costs and expenses:
  Cost of service revenues....    2,538    16,228    59,280
  Cost of equipment revenues..      452       640     2,298
                                -------  --------  --------  --------  --------
    Total cost of revenue.....    2,990    16,868    61,578    39,291   118,827
                                -------  --------  --------  --------  --------
  Marketing and sales.........    2,734    12,702    29,034    20,576    42,473
  General and administrative..    1,056     5,983    16,058     9,664    25,548
  Product development.........      444     1,647     3,507     2,389     5,641
  Amortization of
   intangibles................      --        --        141       --      4,674
  Restructuring costs.........      --        --        --        --        923
                                -------  --------  --------  --------  --------
    Total expenses............    4,234    20,332    48,740    32,629    79,259
                                -------  --------  --------  --------  --------
    Total costs and expenses..    7,224    37,200   110,318    71,920   198,086
                                -------  --------  --------  --------  --------
    Operating loss............   (4,094)  (24,792)  (57,573)  (40,282)  (57,332)
Interest income...............       68       193     7,157     4,028    10,561
Interest expense..............     (107)     (699)  (16,900)   (9,138)  (30,605)
                                -------  --------  --------  --------  --------
    Net loss..................   (4,133)  (25,298)  (67,316)  (45,392)  (77,376)
Cumulative dividends and
 accretion on redeemable
 convertible preferred stock..      --     (1,413)   (2,014)   (2,014)      --
                                -------  --------  --------  --------  --------
Net loss attributable to
 common stockholders..........  $(4,133) $(26,711) $(69,330) $(47,406) $(77,376)
                                =======  ========  ========  ========  ========
Basic and diluted net loss per
 share........................  $ (0.54) $  (3.46) $  (1.10) $  (0.83) $  (0.93)
                                =======  ========  ========  ========  ========
Shares used in computing basic
 and diluted net loss per
 share........................    7,656     7,714    62,904    57,044    82,987
                                =======  ========  ========  ========  ========


   See accompanying notes to supplemental consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                 (in thousands)

                           Convertible
                            Preferred
                            Stock of
                            Services                                 Notes                                  Total
                          Metrics, Inc. Common Stock   Additional  Receivable    Deferred               Stockholders'
                          ------------- --------------  Paid-In       from        Stock     Accumulated   (Deficit)
                          Shares Amount Shares  Amount  Capital   Stockholders Compensation   Deficit      Equity
                          ------ ------ ------  ------ ---------- ------------ ------------ ----------- -------------
Balances as of
 December 31, 1995......    --   $ --    7,284   $ 7    $   194      $(195)       $  --      $  (1,146)   $ (1,140)
Issuance of common
 stock..................    --     --      536     1         31        --            --            --           32
Issuance of common stock
 in connection with
 stock purchase plan and
 exercise of stock
 options................    --     --       64    --          4         (3)          --            --            1
Repurchase of common
 stock..................    --     --     (100)   --         (6)         6           --            --          --
Repayment of notes
 receivable from
 stockholders...........    --     --      --     --        --           6           --            --            6
Net loss................    --     --      --     --        --         --            --         (4,133)     (4,133)
                          -----  -----  ------   ---    -------      -----        ------     ---------    --------
Balances as of December
 31, 1996...............    --     --    7,784     8        223       (186)          --         (5,279)     (5,234)

Issuance of common stock
 in connection with
 exercise of stock
 options and warrants...    --     --      689    --        222        --            --            --          222
Repurchase of common
 stock..................    --     --     (204)   --        (12)        12           --            --          --
Repayment of notes
 receivable from
 stockholders...........    --     --      --     --        --          34           --            --           34
Deferred stock
 compensation related to
 stock option grants....    --     --      --     --      3,482        --         (3,482)          --          --
Amortization of deferred
 stock compensation.....    --     --      --     --        --         --          1,089           --        1,089
Accrual of cumulative
 dividends on Series C
 and D redeemable
 convertible preferred
 stock..................    --     --      --     --       (750)       --            --            --         (750)
Accretion on Series C
 and D redeemable
 convertible preferred
 stock..................    --     --      --     --       (663)       --            --            --         (663)
Net loss................    --     --      --     --        --         --            --        (25,298)    (25,298)
                          -----  -----  ------   ---    -------      -----        ------     ---------    --------
Balances as of December
 31, 1997...............    --     --    8,269     8      2,502       (140)       (2,393)      (30,577)    (30,600)

Issuance of common stock
 in connection with
 employee stock purchase
 plan and exercise of
 stock options and
 warrants...............    --     --    3,351     3      2,290        --            --            --        2,293
Issuance of common stock
 in conjunction with
 initial public
 offering, net of
 offering costs
 of $7,062..............    --     --   20,500    21     69,797        --            --            --       69,818
Issuance of common stock
 to an officer for
 cash...................    --     --      200    --        450        --            --            --          450
Issuance of common stock
 and common stock
 warrants...............    --     --      --     --        786        --            --            --          786
Issuance of Service
 Metrics, Inc.
 convertible preferred
 stock..................  1,553  5,961     --     --        --         --            --            --        5,961
Issuance of Service
 Metrics, Inc. common
 stock to founders......    --     --      566     1          8        --            --            --            9
Repayment of notes
 receivable from
 stockholders...........    --     --      --     --        --         140           --            --          140

                                                                     (continued)

                          EXODUS COMMUNICATIONS, INC.

    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY--
                                  (Continued)
                                 (in thousands)

                           Convertible
                            Preferred
                             Stock of
                             Services                                Notes                                  Total
                          Metrics, Inc.  Common Stock  Additional  Receivable    Deferred               Stockholders'
                          -------------- -------------  Paid-In       from        Stock     Accumulated   (Deficit)
                          Shares Amount  Shares Amount  Capital   Stockholders Compensation   Deficit      Equity
                          ------ ------- ------ ------ ---------- ------------ ------------ ----------- -------------
Conversion of redeemable
 convertible preferred
 stock into common
 stock..................    --   $   --  47,949  $48    $ 43,389      $ --       $   --      $     --     $ 43,437
Amortization of deferred
 stock compensation.....    --       --     --    --         --         --         1,313           --        1,313
Accrual of cumulative
 dividends on Series C
 and D redeemable
 convertible preferred
 stock..................    --       --     --    --        (462)       --           --            --         (462)
Accretion on Series C
 and D redeemable
 convertible preferred
 stock..................    --       --     --    --      (1,552)       --           --            --       (1,552)
Net loss................    --       --     --    --         --         --           --        (67,316)    (67,316)
                          -----  ------- ------  ---    --------      ----       -------     ---------    --------
Balances as of December
 31, 1998...............  1,553    5,961 80,835   81     117,208        --        (1,080)      (97,893)     24,277
Issuance of common stock
 in connection with
 employee stock purchase
 plan and exercise of
 stock options and
 warrants (unaudited)...    --       --   3,407    3      14,004        --           --            --       14,007
Issuance of common stock
 and assumption of
 options in connection
 with the acquisition of
 Cohesive Technology
 Solutions, Inc.
 (unaudited)............    --       --     800    1      61,261        --           --            --       61,262
Issuance of Service
 Metrics, Inc.
 convertible preferred
 stock (unaudited)......  1,033    9,476    --    --         --         --           --            --        9,476
Deferred stock
 compensation related to
 Service Metrics, Inc.
 stock option grants
 (unaudited)............    --       --     --    --       2,778        --        (2,778)          --          --
Amortization of deferred
 stock compensation
 (unaudited)............    --       --     --    --         --         --           955           --          955
Net loss (unaudited)....    --       --     --    --         --         --           --        (77,376)    (77,376)
                          -----  ------- ------  ---    --------      ----       -------     ---------    --------
Balances as of September
 30, 1999 (unaudited)...  2,586  $15,437 85,042  $85    $195,251      $ --       $(2,903)    $(175,269)   $ 32,601
                          =====  ======= ======  ===    ========      ====       =======     =========    ========


   See accompanying notes to supplemental consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                       Nine Months Ended
                           Year Ended December 31,       September 30,
                          ---------------------------  -------------------
                           1996      1997      1998      1998      1999
                          -------  --------  --------  --------  ---------
                                                          (Unaudited)
Cash flows from
 operating activities:
 Net loss...............  $(4,133) $(25,298) $(67,316) $(45,392) $ (77,376)
 Adjustments to
  reconcile net loss to
  net cash used for
  operating activities:
   Depreciation and
    amortization........      461     3,429    13,024     8,575     28,383
   Loss on disposal of
    property and
    equipment...........      --        --        464       248        --
   Noncash common stock
    and warrant
    expense.............      --        --        786       786        --
   Amortization of
    deferred stock
    compensation........      --      1,089     1,354     1,081        955
   Amortization of debt
    issuance costs......      --        --        846       274      1,063
   Interest accretion on
    restricted cash
    equivalents and
    investments.........      --        --     (1,088)     (580)    (1,068)
   Changes in operating
    assets and
    liabilities:
     Accounts
      receivable........     (265)   (1,316)   (8,306)   (7,127)   (28,272)
     Prepaid expenses
      and other assets..     (189)     (748)   (4,193)   (3,970)   (17,516)
     Accounts payable...      671     5,089     2,791     4,981     22,980
     Accrued expenses...      339     2,237     2,763     3,806      5,798
     Accrued interest
      payable...........      --        --     11,563     5,750     (3,489)
                          -------  --------  --------  --------  ---------
      Net cash used for
       operating
       activities.......   (3,116)  (15,518)  (47,312)  (31,568)   (68,542)
                          -------  --------  --------  --------  ---------
Cash flows from
 investing activities:
 Capital expenditures...   (3,499)  (22,489)  (44,564)  (26,680)  (160,624)
 Proceeds from sale of
  property and
  equipment.............      --        --        245       --         --
 Businesses acquired,
  net of cash received..      --        --     (5,654)      --     (70,398)
 Release of restricted
  cash and investments..      --        --        --        --      24,938
 Increase in restricted
  cash equivalents and
  investments...........     (378)   (1,375)  (42,773)  (43,562)   (13,413)
 Other assets...........      --        --        (11)      (81)   (15,637)
                          -------  --------  --------  --------  ---------
      Net cash used for
       investing
       activities.......   (3,877)  (23,864)  (92,757)  (70,323)  (235,134)
                          -------  --------  --------  --------  ---------
Cash flows from
 financing activities:
 Proceeds from issuance
  of redeemable
  convertible preferred
  stock and warrants....    9,409    23,320     2,176     2,176        --
 Proceeds from issuance
  of Service Metrics,
  Inc. convertible
  preferred stock.......      --        --      5,961       982      9,477
 Proceeds from issuance
  of common stock, net..       32       222    72,530    71,362     14,006
 Proceeds from issuance
  of bridge financing
  convertible notes.....      --      3,975       --        --         --
 Repayment of notes
  receivable from
  stockholders..........        7        34       140        90        --
 Bank borrowings, net...     (100)    3,000    (3,000)   (3,000)       --
 Proceeds from sale-
  leaseback
  transactions..........      552       932     4,035     4,190        776
 Payments on capital
  leases obligations....     (154)     (720)   (3,020)   (1,689)    (6,468)
 Proceeds from equipment
  loans and line of
  credit facilities.....    1,296    16,480    18,611    18,611        --
 Repayment of equipment
  loans and line of
  credit facilities.....     (497)   (1,306)   (5,019)   (3,468)   (13,529)
 Proceeds from
  convertible
  subordinated notes,
  net...................      --        --        --        --     242,124
 Proceeds from senior
  notes, net of
  discounts and offering
  costs.................      --        --    193,400   194,000     73,246
                          -------  --------  --------  --------  ---------
      Net cash provided
       by financing
       activities.......   10,545    45,937   285,814   283,254    319,632
                          -------  --------  --------  --------  ---------
Net increase in cash and
 cash equivalents.......    3,552     6,555   145,745   181,363     15,956
Cash and cash
 equivalents at
 beginning of period....      163     3,715    10,270    10,270    156,015
                          -------  --------  --------  --------  ---------
Cash and cash
 equivalents at end of
 period.................  $ 3,715  $ 10,270  $156,015  $191,633  $ 171,971
                          =======  ========  ========  ========  =========
Supplemental disclosures
 of cash flow
 information:
 Cash paid--interest....  $   --   $    699  $  4,923  $  2,923  $  34,010
                          =======  ========  ========  ========  =========
 Noncash investing and
  financing activities:
   Assets recorded under
    capital leases......  $    27  $  2,700  $ 12,001  $  6,848  $  35,897
                          =======  ========  ========  ========  =========
   Conversion of note
    payable to
    stockholder to
    preferred stock.....  $   200  $    --   $    --   $    --   $     --
                          =======  ========  ========  ========  =========
   Cumulative dividends
    and accretion on
    Series C and D
    redeemable
    convertible
    preferred stock.....  $   --   $  1,413  $  2,014  $  2,014  $     --
                          =======  ========  ========  ========  =========
   Deferred compensation
    on grants of stock
    options.............  $   --   $  3,482  $    --   $    --   $   2,778
                          =======  ========  ========  ========  =========
   Warrants issued for
    financing
    commitments.........  $   --   $    730  $    --   $    --   $     --
                          =======  ========  ========  ========  =========
   Conversion of bridge
    financing
    convertible notes to
    redeemable
    convertible
    preferred stock.....  $   --   $  3,975  $    --   $    --   $     --
                          =======  ========  ========  ========  =========
   Conversion of
    redeemable
    convertible
    preferred stock to
    common stock........  $   --   $    --   $ 43,437  $ 43,437  $     --
                          =======  ========  ========  ========  =========
   Issuance of common
    stock and assumption
    of options in
    connection with the
    acquisition of
    Cohesive Technology
    Solutions, Inc......  $   --   $    --   $    --   $    --   $  61,262
                          =======  ========  ========  ========  =========

   See accompanying notes to supplemental consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

(1) Summary of the Company and Significant Accounting Policies

The Company

   Exodus Communications, Inc. ("Exodus" or "the Company") is a leading provider of Internet system and network management solutions and technology professional services for enterprises with mission-critical Internet operations.

   The accompanying supplemental consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

   The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger with Service Metrics, Inc. ("SMI" or "Service Metrics") on November 23, 1999. The consolidated financial statements have been restated for all periods presented as if SMI and the Company had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

   In recording the pooling-of-interests combination, the Company's consolidated statement of operations for the year ended December 31, 1998 has been combined with SMI's statement of operations for the period from May 19, 1998 ("inception") through December 31, 1998. The Company's consolidated statements of operations for the nine-month periods ended September 30, 1998 and 1999 have been combined with SMI's statements of operations for the period from inception through September 30, 1998, and the nine-month period ended September 30, 1999, respectively. The consolidated balance sheets of the Company as of December 31, 1998 and September 30, 1999, have been combined with the balance sheets of Service Metrics as of the same dates.

   Service Metrics, which was incorporated in May 1998, is a leading provider of Internet monitoring applications and services that measure the consistency, availability and performance of Web sites. SMI is based in Boulder, Colorado, and has 79 employees as of November 1999.

   In connection with the merger, the former shareholders and option holders of SMI common stock received shares and options of Exodus common stock at the rate of approximately 0.126 shares of Exodus common stock for each share of SMI common stock. The Company issued a total of approximately 3,100,000 shares of Exodus common stock in exchange for all outstanding shares of SMI common stock and reserved approximately 380,000 shares of common stock for issuance upon the exercise of SMI options the Company assumed pursuant to the merger agreement.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   As SMI was incorporated in May 1998, supplemental results of operations for the periods ended December 31, 1996 and 1997 are the same as Exodus' results of operations. The results of operations previously reported by the separate companies and the combined amounts presented in the supplemental consolidated financial statements are summarized below.

                                                             Nine Months Ended
                                                               September 30,
                                                  Year Ended ------------------
                                                     1998      1998      1999
                                                  ---------- --------  --------
   Net revenues:
     Exodus......................................  $ 52,738  $ 31,638  $140,186
     Service Metrics.............................         7       --        568
                                                   --------  --------  --------
     Combined....................................  $ 52,745  $ 31,638  $140,754
                                                   ========  ========  ========
   Net loss:
     Exodus......................................  $(66,442) $(45,057) $(71,880)
     Service Metrics.............................      (874)     (335)   (5,496)
                                                   --------  --------  --------
     Combined....................................  $(67,316) $(45,392) $(77,376)
                                                   ========  ========  ========

Use of Estimates

   The preparation of supplemental consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the supplemental consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   The Company's revenues consist of (i) monthly fees from customer use of Internet Data Center sites, network services, managed services, and professional services and use of equipment and software provided by the Company, (ii) revenues from sales of third-party equipment to customers and
(iii) fees for installation and certain professional services. Currently, substantially all of the Company's revenue is derived from services. Revenues (other than installation fees, equipment sales to customers and certain professional services) are generally billed and recognized ratably over the term of the contract, which is generally one year. Installation fees are typically recognized at the time the installation occurs, and equipment revenues are typically recognized when the equipment is delivered to the customer or placed into service at an Internet Data Center. The Company sells third-party equipment to its customers as an accommodation to facilitate their purchase of services. One-time professional service fees are typically recognized when services are rendered.

Cash Equivalents and Investments

   Cash equivalents consist of highly liquid investments with original maturities of 90 days or less. As of September 30, 1999, cash equivalents consisted principally of money market funds at four financial institutions.

                          EXODUS COMMUNICATIONS, INC.

       December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The Company classifies its investments as "held-to-maturity." As of September 30, 1999, such investments consisted of U.S. Treasury Notes and are recorded at amortized cost.

   The components of restricted cash equivalents and investments are as follows (in thousands):

                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
   U.S. treasury notes:
     Due within one year...........................   $10,733       $29,528
     Due after one year through two years..........    20,594           --
   Money market funds..............................    11,049           --
   Cash collateral related to leases...............     3,238         5,916
                                                      -------       -------
   Total restricted cash equivalents and
    investments....................................   $45,614       $35,444
                                                      =======       =======

   See Notes 4 and 6 for additional information regarding restricted cash equivalents and investments.

Financial Instruments and Concentration of Credit Risk

   The carrying value of the Company's financial instruments, including cash and cash equivalents, investments, accounts receivable, bank borrowings and debt approximates fair market value. Financial instruments that potentially expose the Company to a concentration of credit risk principally consist of cash and cash equivalents, investments and accounts receivable.

   The Company's customer base is primarily composed of businesses throughout the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential losses.

Property and Equipment

   Property and equipment are stated at cost and depreciated on a straight-line basis over their respective estimated useful lives, which are generally three to five years. Equipment recorded under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or estimated useful life of the asset.

Software Development Costs

   The Company capitalizes software development costs incurred to develop certain of the Company's collaborative system management services that are included in the Company's co-location services in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Costs are capitalized after technological feasibility is achieved; generally upon the development of a working model. To date, software development costs capitalizable under SFAS No. 86 have not been material.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

Income Taxes

   The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

Stock-Based Compensation

   The Company uses the intrinsic value-based method to account for all of its employee stock-based compensation plans. Expense associated with stock-based compensation is being amortized consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28 over the vesting period of the individual options.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   The Company evaluates its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Unaudited Interim Financial Statements

   The accompanying unaudited supplemental consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited supplemental consolidated financial statements have been prepared on the same basis as the audited supplemental consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of September 30, 1999, and the results of its operations and its cash flows for the nine-month periods ended September 30, 1998 and 1999.

Goodwill and Other Intangible Assets

   Goodwill and other intangible assets are comprised primarily of amounts recorded in business acquisitions and are included in intangibles and other assets on the accompanying supplemental consolidated balance sheets. The goodwill and other intangible amounts related to the acquisitions are being amortized on a straight-line basis over periods generally ranging from 5 to 10 years (see Note 2).

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Net Loss Per Share

   Basic and diluted net loss per share has been computed by dividing the net loss attributable to holders of common stock by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share does not include the effect of the following common equivalent shares as the effect of their inclusion is antidilutive during each period (in thousands):

                                                                    Nine Months
                                             Years Ended December      Ended
                                                      31,          September 30,
                                             --------------------- -------------
                                              1996   1997    1998   1998   1999
                                             ------ ------- ------ ------ ------
Shares issuable under stock options........   1,168   6,836 19,297 13,405 25,970
Shares issuable pursuant to warrants to
 purchase common stock and redeemable
 convertible preferred stock...............   2,548  11,252    724  1,068    253
Shares of redeemable convertible preferred
 stock and convertible preferred stock of
 SMI on an "as if converted" basis.........  62,148 136,468  1,553    543  2,586
Shares of convertible subordinated notes on
 an "as if converted" basis................     --      --     --     --  10,946

Comprehensive Loss

   There are no differences between consolidated net loss and comprehensive loss for any period presented.

Reclassifications

   Certain prior period amounts have been reclassified to conform to the current period presentation.

(2) Business Combinations

   On October 2, 1998, the Company purchased substantially all of the assets, including customer agreements, and assumed certain liabilities of Arca Systems, Inc. ("Arca"), a wholly owned subsidiary of Cyberguard Corporation. Arca, which has been in business for more than 10 years, is a provider of advanced network and system security consulting services and designs and develops security technology solutions for complex and sensitive information systems. Arca operates as a wholly owned subsidiary of the Company. Total consideration paid, including direct acquisition costs, aggregated approximately $5,800,000. The acquisition was accounted for as a purchase and the results of Arca have been included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $5,000,000 and was attributed primarily to workforce in place ($2,500,000) and goodwill ($2,400,000). These amounts are generally being amortized on a straight-line basis over 10 years.

   On February 1, 1999, the Company purchased all of the capital stock of American Information Systems, Inc ("AIS"). AIS provides co-location services as well as professional services. Total

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

consideration paid, including direct acquisition costs, aggregated approximately $20,500,000. The acquisition was accounted for as a purchase with the results of AIS included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $18,700,000 and was attributed primarily to goodwill ($15,000,000), customer lists ($3,200,000) and assembled workforce ($500,000).
These amounts are being amortized on a straight-line basis over periods ranging from 5 to 7 years.

   On July 27, 1999, the Company completed its acquisition of Cohesive Technology Solutions, Inc. ("Cohesive"). Cohesive offers a variety of services including network design and development, Internet-based and application development and information technology strategy and project management. Pursuant to the terms of the Agreement and Plan of Reorganization, each share of Cohesive common stock was converted into the right to receive 0.02622 shares of Exodus common stock and $1.338 in cash; each share of Cohesive Series A preferred stock was converted into the right to receive $122.337 in cash; each share of Cohesive Series B preferred stock was converted into the right to receive $115.965 in cash; each share of Cohesive Series C preferred stock was converted into the right to receive $5.00 in cash; and each share of Cohesive Series D preferred stock, which automatically converted into Cohesive common stock immediately prior to the merger, was converted into the right to receive
0.02622 shares of Exodus common stock and approximately $6.655 in cash. In addition, the Company assumed each issued and outstanding option to purchase shares of Cohesive common stock which was converted into an option to purchase Exodus common stock using an exchange ratio of 0.03651.

   Pursuant to the exchange ratios applied in the acquisition, the Company issued 800,398 shares of Exodus common stock and paid approximately $50,000,000 in cash and assumed options to purchase a total of 204,356 shares of Exodus common stock for a total purchase price of approximately $112,000,000. Of the cash consideration, $10,000,000 was deposited in an escrow account to secure and collateralize the indemnification obligations of Cohesive stockholders to Exodus and certain affiliates of Exodus. The acquisition was accounted for as a purchase with the results of Cohesive included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $107,900,000 and was attributed primarily to goodwill ($69,300,000), customer lists ($32,300,000) and workforce in place ($6,300,000). These amounts are being amortized on a straight-line basis over periods ranging from 5 to 8 years.

   The following summary, prepared on an unaudited pro forma basis, combines the Company's supplemental consolidated results of operations with Arca's, AIS', and Cohesive's results of operations, as if Arca, AIS, and Cohesive had been acquired as of January 1, 1997 (in thousands, except per share data):

                                                Year Ended        Nine Months
                                               December 31,          Ended
                                             ------------------  September 30,
                                               1997      1998        1999
                                             --------  --------  -------------
   Revenues................................. $ 41,004  $103,774    $169,945
   Net loss attributable to holders of
    common stock............................ $(24,009) $(87,022)   $(87,215)
   Basic and diluted net loss per share..... $  (2.82) $  (1.37)   $  (1.04)
   Shares used in pro forma per share
    calculation.............................    8,514    63,704      83,594

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

   The pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

   In November 1999, the Company agreed to acquire Global OnLine Japan Co., Ltd., an Internet solutions provider based in Tokyo. The transaction is expected to close by the end of December 1999 and will be accounted for as a purchase.

(3) Financial Statement Components

Property and Equipment

   Property and equipment consisted of the following (in thousands):

                                                  December 31,
                                                 --------------- September 30,
                                                  1997    1998       1999
                                                 ------- ------- -------------
   Data centers and related equipment........... $16,316 $43,959   $150,239
   Furniture, fixtures, computer equipment and
    other.......................................  12,815  33,179     94,892
   Construction in progress.....................     --    8,497     40,576
                                                 ------- -------   --------
                                                  29,131  85,635    285,707
   Less accumulated depreciation and
    amortization................................   3,961  17,063     40,315
                                                 ------- -------   --------
                                                 $25,170 $68,572   $245,392
                                                 ======= =======   ========

   Computer and other equipment and certain data center infrastructure are recorded under capital leases that aggregated $4,492,000, $20,528,000, and $56,425,000 as of December 31, 1997 and 1998, and September 30, 1999,
respectively. Accumulated amortization on the assets recorded under capital leases aggregated $722,000, $4,452,000, and $12,621,000 as of December 31, 1997
and 1998, and September 30, 1999, respectively.

Accrued Expenses

   Accrued expenses consisted of the following (in thousands):

                                                     December 31,
                                                     ------------- September 30,
                                                      1997   1998      1999
                                                     ------ ------ -------------
   Accrued payroll and related expenses............. $1,183 $2,956    $10,146
   Other............................................  1,836  3,920     10,148
                                                     ------ ------    -------
                                                     $3,019 $6,876    $20,294
                                                     ====== ======    =======

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


(4) Bank Borrowings and Debt

   A summary of equipment loans and line of credit facilities follows (in thousands):

                                                   December 31,
                                                  --------------- September 30,
                                                   1997    1998       1999
                                                  ------- ------- -------------
$1,800,000 equipment line of credit facility;
 effective interest rate of 16.4%; principal and
 interest due April 2000 through September 2000;
 collateralized by equipment....................  $ 1,393 $   981    $   583
$3,000,000 equipment line of credit facility-
 April 1997; effective interest rate of 12.9%;
 principal and interest due monthly through July
 2001; collateralized by equipment..............    2,756   2,080      1,448
$6,500,000 equipment line of credit facility;
 effective interest rate of 15.9%; principal and
 interest due monthly through July 2001;
 collateralized by equipment....................    6,312   4,842      3,523
$3,000,000 equipment line of credit facility-
 August 1997; effective interest rate of 16.2%;
 principal and interest due monthly through May
 2001; collateralized by equipment..............    2,787   2,192      1,617
$5,000,000 equipment line of credit facility;
 effective interest rate of 16.2%; principal and
 interest due monthly through September 2001;
 collateralized by equipment....................    3,044   3,084      2,322
$10,000,000 equipment line of credit facility;
 effective interest rate of 13.8%; principal and
 interest due monthly through August 2002;
 collateralized by equipment....................      --    8,883      7,329
$8,000,000 line of credit facility; interest
 rate of 12.8%; principal and interest due March
 1999; collateralized by all of the Company's
 assets.........................................      --    8,000        --
Other...........................................      178     --         500
                                                  ------- -------    -------
                                                   16,470  30,062     17,322
Less current portion............................    3,777  14,367      7,722
                                                  ------- -------    -------
Equipment loans and line of credit facilities,
 less current portion...........................  $12,693 $15,695    $ 9,600
                                                  ======= =======    =======

   As of December 31, 1998, aggregate maturities for outstanding equipment loans and line of credit facilities, for fiscal 1999, 2000, 2001 and 2002 were $14,367,000, $7,342,000, $5,943,000 and $2,410,000, respectively.

   On July 1, 1998, the Company issued $200,000,000 of 11 1/4% Senior Notes ("Original Senior Notes") due 2008 for aggregate net proceeds of approximately $193,400,000 (net of discounts to the initial purchasers and offering expenses). Interest is payable semiannually on January 1 and July 1 of each year commencing January 1, 1999. As of December 31, 1998, restricted cash equivalents and investments include approximately $42,400,000 deposited with an escrow agent that will be used to pay the first four semiannual interest payments when due. Interest payments of $11,250,000 were made in January and July 1999. Subject to significant exceptions, the Original Senior Notes indenture restricts, among other things, the Company's ability to incur additional indebtedness and the use of proceeds therefrom, pay dividends, make certain other restricted payments, incur certain liens to secure indebtedness or engage in merger transactions.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   On March 3, 1999, the Company issued $250,000,000 of 5% Convertible Subordinated Notes due March 15, 2006 (the "Convertible Notes") for aggregate net proceeds of approximately $242,100,000 (net of offering expenses). Proceeds from the sale of the Convertible Notes may be used only for limited purposes. Proceeds in the amount of $48,500,000 may be used for general corporate purposes. The remaining $193,600,000 may be used only to finance the purchase of assets or other businesses to be used in the Company's business.

   The Convertible Notes are convertible into the Company's common stock at a conversion rate of 43.7852 shares per $1,000 principal amount of Convertible Notes, subject to adjustment in certain events and at each holder's option. The Convertible Notes will not be subject to redemption prior to March 20, 2001, and generally will be redeemable on or after that date at the option of the Company, at the redemption prices set forth in the indenture to the Convertible Notes ("Convertible Notes Indenture"), subject to certain provisions. In the event of a Change in Control (as defined in the Convertible Notes Indenture), each holder of the Convertible Notes has the right, subject to certain conditions and restrictions, to require the Company to repurchase all or any part of the holder's Convertible Notes at a repurchase price of 100% of the principal amount, plus accrued interest of the Convertible Notes being repurchased. Interest on the Convertible Notes is payable on March 15 and September 15 of each year, commencing on September 15, 1999. Accordingly, the Company made its first interest payment in the amount of approximately $6,700,000 on September 15, 1999. The Convertible Notes are unsecured obligations of the Company and are subordinated to all existing and future Senior Indebtedness (as defined in the Convertible Notes Indenture) and effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries.

   On June 22, 1999, the Company issued an additional $75,000,000 of Senior Notes due 2008 ("Additional Senior Notes") at 100.50% plus accrued interest, if any, from June 22, 1999, for aggregate net proceeds of approximately $73,200,000 (net of offering expenses). The Company issued the Additional Senior Notes under the indenture dated July 1, 1998 under which it previously issued the Original Senior Notes discussed above. The Additional Senior Notes will be subject to substantially the same terms and conditions as the Original Senior Notes. Interest is payable semi-annually on January 1 and July 1 of each year commencing July 1, 1999. Concurrent with the closing of the offering, the Company deposited approximately $8,400,000 with an escrow agent that would be sufficient to pay when due the first three interest payments. An interest payment of approximately $211,000 was made on July 1, 1999 representing interest from June 22, 1999 to July 1, 1999.

   On July 22, 1999, the Company amended its revolving line of credit agreement with a financial institution, increasing the total commitment amount from $7,000,000 to $10,000,000. Pursuant to the terms of the new amendment, the line of credit can be used for working capital requirements, foreign exchange forward contracts, and letters of credit. The amount available for working capital borrowings is limited to $4,000,000. In addition, total foreign exchange contracts at any one time cannot exceed 10 times the amount of the foreign exchange sublimit, which is a maximum of $1,000,000. The line of credit will expire in July 2000 and is subject to certain covenants.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


(5) Redeemable Convertible Preferred Stock and Stockholders' (Deficit) Equity

Redeemable Convertible Preferred Stock and Warrants

   In February and March 1996, the Company issued 7,798,483 shares of Series A redeemable convertible preferred stock at $0.413 per share. In October 1996, the Company issued 7,738,095 shares of Series B redeemable convertible preferred stock at $0.84 per share. In March and June 1997, the Company received a total of approximately $3,975,000 in cash in exchange for bridge financing convertible promissory notes. In June 1997, the Company issued 15,789,868 shares of Series C redeemable convertible preferred stock for $1.362 per share in exchange for approximately $17,500,000 in cash and the conversion of the bridge financing notes. In December 1997, the Company issued 2,631,579 shares of Series D redeemable convertible preferred stock at $2.85 per share for aggregate cash proceeds of $7,500,000.

   In 1996, in connection with various financing arrangements, the Company issued warrants to purchase an aggregate of 68,628 shares of the Company's common stock at prices ranging from $0.60 to $0.67 per share. Also in 1996, in connection with various lease agreements and other matters, the Company issued warrants to purchase 329,167 shares of the Company's Series B1 redeemable convertible preferred stock at $0.84 per share.

   In March and June 1997, in connection with the bridge financing convertible promissory notes discussed above, the Company issued warrants to purchase 198,697 shares of the Company's Series B redeemable convertible preferred stock at $0.84 per share. In April 1997, in connection with the $3,000,000 equipment line of credit, the Company issued warrants to purchase 196,429 shares of the Company's Series B1 redeemable convertible preferred stock at $0.84 per share. In June 1997, in connection with the issuance of the Company's Series C redeemable convertible preferred stock, the Company issued warrants to purchase 1,579,011 shares of the Company's Series C redeemable convertible preferred stock at $1.362 per share. In August and September 1997, in connection with the $3,000,000 and the $6,500,000 equipment lines of credit, the Company issued warrants to purchase a total of 271,598 shares of the Company's Series C1 redeemable convertible preferred stock at $1.362 per share. In December 1997, in connection with the $8,000,000 line of credit facility and the $5,000,000 equipment line of credit, the Company issued warrants to purchase 247,826 and 125,000 shares, respectively, of the Company's Series D1 redeemable convertible preferred stock at $2.85 per share.

   In March 1998, in connection with a strategic alliance, the Company issued warrants to purchase an aggregate of 240,000 shares of the Company's common stock at a price of $3.75 per share.

   The fair value of all warrant issuances, calculated using the Black-Scholes option pricing model, with the following assumptions: dividends--none; expected life--contractual term; risk-free interest rate of 5.7% to 6.7%; volatility of 60%, was not material except as follows:

  . The 1,579,011 warrants issued in connection with the sale of the Series C redeemable convertible preferred stock for which the fair value was determined to be $1,200,000. This amount was recorded as a reduction in the carrying value of the Series C redeemable convertible preferred stock and recorded as the carrying value of the Series C warrants.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


  . The 247,826 and 125,000 warrants issued in connection with the $8,000,000 line of credit facility and $5,000,000 equipment line of credit, respectively, for which the values were determined to be $530,000 and $200,000, respectively. These amounts are being amortized on a straight-line basis through the commitment periods of the credit facilities.

  . The 240,000 warrants issued in connection with the strategic alliance for which the value was determined to be $525,000. This amount was recorded as marketing and sales expense in the accompanying supplemental consolidated statement of operations for the year ended December 31, 1998.

   Redeemable convertible preferred stock and related warrants issued and outstanding as of December 31, 1997 was as follows:

                                 Redeemable Convertible
                                     Preferred Stock            Warrants
                                 ----------------------- ----------------------
                        Shares   Issued and   Carrying   Issued and   Carrying
   Series             Designated Outstanding    Value    Outstanding   Value
   ------             ---------- ----------- ----------- ----------- ----------
   A.................  7,798,483  7,798,483  $ 3,168,000        --   $      --
   A1................  7,798,483        --           --         --          --
   B.................  8,600,000  7,775,930    6,473,000    160,862         --
   B1................  8,600,000     65,524       55,000    466,072         --
   C................. 17,850,000 15,845,855   20,333,000  1,523,024   1,242,000
   C1................ 17,850,000        --           --     271,598         --
   D.................  3,231,579  2,631,579    7,246,000        --          --
   D1................  3,231,579        --           --     372,826     730,000
                      ---------- ----------  -----------  ---------  ----------
                      74,960,124 34,117,371  $37,275,000  2,794,382  $1,972,000
                      ========== ==========  ===========  =========  ==========

   As of December 31, 1997 and 1998, the Company has 74,652 and 724,340 warrants to purchase common stock outstanding, respectively.

Convertible Preferred Stock of Service Metrics, Inc.

   In May 1998, SMI issued 540,936 shares of Series A convertible preferred stock for approximately $1,000,000 in cash. In December 1998, SMI issued 1,012,222 shares of Series B convertible preferred stock for approximately $5,000,000 in cash. In January 1999, SMI issued an additional 303,667 shares of Series B convertible preferred stock for approximately $1,500,000 in cash. In July 1999, SMI issued 728,953 shares of Series C convertible preferred stock for approximately $8,000,000 in cash.

   The Series A, B, and C convertible preferred stock ("SMI Preferred Stock") was convertible, at the option of the holder, into common stock of SMI based on formulas specified in the preferred stock agreements. The SMI Preferred Stock would automatically convert into common stock upon the closing of an initial public offering of SMI, where the net cash proceeds were at least $15,000,000 and the public offering price would be at least $2.50 per share. The holders of the SMI Preferred Stock were entitled to receive dividends at the rate of $0.16 for Series A, $0.48 for Series B, and $1.10 for Series C, when and if declared by the Board of Directors. These dividends were

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


noncumulative. Holders of the SMI preferred stock were entitled to vote upon any matter submitted to the stockholders for a vote and have one vote for each full share of common stock into which their SMI Preferred Stock would be converted at the date of the vote. The SMI Preferred Stock had liquidation privileges generally equal to the SMI Preferred Stock purchase price per share plus any declared but unpaid dividends and was in preference to shares of common stock.

   In connection with the merger between Exodus and SMI on November 23, 1999, all of the SMI preferred shareholders converted their SMI Preferred Stock into SMI common stock which was converted into Exodus Common Stock based on a specified exchange ratio.

Initial Public Offering

   On March 24, 1998, the Company completed its initial public offering ("IPO") of 20,500,000 shares of its common stock. Net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, aggregated approximately $69,800,000. At the closing of the IPO, all redeemable convertible preferred stock was converted to common stock and all warrants to purchase redeemable convertible preferred stock were converted to warrants to purchase common stock on a one-for-three basis. In connection with the IPO, certain warrant holders exercised their warrants to purchase redeemable convertible preferred stock (which converted into common stock), which resulted in additional proceeds of $1,842,000.

Stock Purchase and Stock Option Plans

   During 1995, the Company adopted a Stock Purchase Plan under which 1,466,668 shares of common stock were authorized. Awards totaling 429,472 shares of common stock were granted to individuals through 1996, at a price of $0.06 per share, the estimated fair market value of the shares on the date of the award. No awards were granted during the years ended December 31, 1997 and 1998. Generally, the shares are subject to a 50-month vesting period. As of December 31, 1998, 17,204 shares remained unvested. Unvested shares are subject to repurchase, at the Company's option, at the original purchase price upon a participant's termination. Of the shares granted, 185,204 had been repurchased by the Company as of December 31, 1998.

   In January 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 2,400,000 shares of the Company's common stock for issuance thereunder. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a purchase price of 85% of the lower of the fair market value of the common stock on the first day of the offering period or on the last day of the purchase period. During 1998, 218,264 shares were issued under the Purchase Plan at a weighted-average purchase price of $3.34 per share.

   In January 1997, the Company adopted the 1997 Equity Incentive Plan (the "1997 Plan"), which served as the successor to the Company's 1995 Stock Option Plan (the "1995 Plan"). Options granted under the 1995 Plan before its termination continue to remain outstanding in accordance with their terms, but no further options may be granted under the 1995 Plan. Options granted under the 1995 Plan were granted with exercise prices not less than fair market value at the date of grant as determined by the Board of Directors, generally vested 12% after 6 months from the date of grant

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


and 2% per month thereafter, and generally are exercisable for a term of 10 years after the date of grant. Under the 1997 Plan, the Company reserved 8,800,000 shares of its common stock for issuance to employees and consultants to be granted as either incentive or nonqualified stock options. Options granted under the 1997 Plan generally vest 12% after 6 months from the date of grant and 2% per month thereafter and are generally exercisable for a term of 10 years after the date of grant.

   In January 1998, the Company adopted the 1998 Equity Incentive Plan (the "1998 Plan"). On the effective date of the Company's IPO, the 1998 Plan became effective as the successor to the 1997 Plan. The Company has reserved 6,000,000 shares of common stock for issuance under the 1998 Plan in addition to the shares that remain from the 1997 Plan. The 1998 Plan permits the grant of either incentive or nonqualified stock options. Options granted under the 1998 Plan will have a maximum term of 10 years and generally will vest over 50 months. The 1998 Plan will terminate in January 2008.

   On June 2, 1999, the Company's stockholders approved an amendment to the Company's 1998 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder by 4,000,000 shares, from 6,000,000 shares to 10,000,000 shares.

   In January 1998, the Company adopted the 1998 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 800,000 shares of the Company's common stock for issuance thereunder. Each nonemployee director who is or becomes a member of the Board of Directors on or after the effective date of the Company's IPO, with certain limited exceptions, will initially be granted an option for 40,000 shares of the Company's common stock and, thereafter, an option to purchase an additional 10,000 shares of the Company's common stock annually. Initial options granted under the Directors Plan will vest as to 33 1/3% of the shares on each annual anniversary of the date of grant. Annual grants will vest 25% on each annual anniversary of the date of grant. The exercise price of the options granted under the Directors Plan will be at the fair market value of the Company's common stock on the date of grant.

   In January 1998, the Company granted stock options to purchase 1,333,336 shares of common stock to an officer of the Company, of which half have an exercise price of $2.25 per share and vest 100% after 3 years and half have an exercise price of $4.50 per share and vest 100% after 5 years. The stock options accelerate and become fully vested if the Company is acquired or sells all or substantially all of its assets.

   In March 1998, the Company granted a stock option to an officer of the Company to purchase 2,887,924 shares of common stock with an exercise price of $2.25 per share (fair market value on the date of grant) that vests as to 12% of such shares in September 1998 and vests as to an additional 2% per month thereafter.

   In January 1999, the Company adopted the 1999 Stock Option Plan (the "1999 Plan"). Under the 1999 Plan, the Company has reserved 8,000,000 shares of common stock for issuance to employees, consultants, and to be used for acquisitions, to be granted as nonqualified stock options. Options granted under the 1999 Plan generally will vest over 50 months and are generally exercisable for a term of 10 years from the date of grant.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Service Metrics, Inc. Stock Option Plan

   In July 1998, the SMI Board of Directors adopted the 1998 Stock Option Plan. Under the Plan, officers, employees and certain other individuals could be granted options and rights to purchase shares of common stock. Options granted could be either incentive stock options or non-statutory stock options. SMI had reserved 512,624 shares of common stock for issuance of stock options. As of December 31, 1998, 359,841 shares were available for future grant. Depending on the type of option, the exercise price could not be less than the fair market value per common share on the date of grant or as determined by the Board of Directors. Options were exercisable over periods determined by the Board of Directors, not to exceed 10 years, and generally were to vest ratably over 4 years. In the event of the termination of the optionee's relationship with SMI, vested options yet to be exercised would remain exercisable for such period of time ending on the earlier of 3 months after termination or the expiration of the term of the option, or as determined by the Board of Directors.

   In connection with the merger between Exodus and SMI on November 23, 1999, all of the SMI stock options were assumed by Exodus and converted into Exodus stock options based on a specified exchange ratio.

Fair Value Disclosures

   The Company uses the intrinsic value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any of its stock options because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option, except for stock options granted by the Company from March 1997 through December 1997 and stock options granted by SMI from January 1999 to September 1999. With respect to the stock options granted by the Company from March to December 1997, the Company recorded deferred stock compensation of $3,482,000 for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options. With respect to the stock options granted by SMI from January 1999 to September 1999, SMI recorded deferred stock compensation of $2,778,000. These amounts are being amortized consistent with the method described in FASB Interpretation No. 28 over the vesting period of the individual options, generally 48 to 50 months. Had compensation cost been determined in accordance with SFAS No. 123 for all of the Company's and SMI's stock-based compensation plans, net loss attributable to holders of common stock and net loss per share would have been changed to the amounts indicated below (in thousands, except per share data):

                                                 Years Ended December 31,
                                                 ---------------------------
                                                  1996      1997      1998
                                                 -------  --------  --------
   Net loss applicable to holders of common
    stock:
     As reported................................ $(4,133) $(26,711) $(69,330)
     Pro forma.................................. $(4,133) $(26,711) $(77,009)
   Basic and diluted net loss per share:
     As reported................................ $ (0.54) $  (3.46) $  (1.10)
     Pro forma.................................. $ (0.54) $  (3.46) $  (1.22)

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The fair value of each stock option is estimated on the date of grant using the minimum value method prior to the IPO and the Black-Scholes option pricing model after the IPO, with no expected dividends and the following weighted-average assumptions:

                                                    Years Ended December 31,
                                                --------------------------------
                                                   1996       1997       1998
                                                ---------- ---------- ----------
   Expected life............................... 2.55 years 2.59 years 3.09 years
   Risk-free interest rate.....................    6.28%      5.81%      4.98%
   Volatility..................................     --         --       80.00%

   The fair value of purchase rights granted under the Purchase Plan is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in 1998: no expected dividends, expected volatility of 80%, risk-free interest rate of 5.26%, and expected life of 1.33 years. The weighted-average fair value of purchase rights granted under the Purchase Plan during 1998 was $2.49 per share.

   A summary of the Company's stock option plans including SMI is as follows:

                                            Years Ended December 31,
                          ---------------------------------------------------------------
                                 1996                 1997                  1998
                          -------------------- -------------------- ---------------------
                                     Weighted-            Weighted-             Weighted-
                                      Average              Average               Average
                                     Exercise             Exercise              Exercise
                           Shares      Price    Shares      Price     Shares      Price
                          ---------  --------- ---------  --------- ----------  ---------
Outstanding at beginning
 of year................    500,332    $0.06   1,168,132    $0.06    6,837,144    $0.19
Granted.................    898,936     0.07   6,447,200     0.21   15,797,187     5.67
Forfeited...............   (211,400)    0.06    (423,440)    0.16   (1,155,876)    2.05
Exercised...............    (19,736)    0.06    (354,748)    0.08   (2,183,516)    0.66
                          ---------            ---------            ----------
Outstanding at end of
 year...................  1,168,132     0.06   6,837,144     0.19   19,294,939     4.51
                          ---------            ---------            ----------
Exercisable at end of
 year...................    322,668     0.06     895,800     0.11    1,538,360     1.22
                          =========            =========            ==========
Weighted-average fair
 value of options
 granted during the year
 at market..............    898,936     0.01   1,333,068     0.01   14,280,400     3.14
Weighted-average fair
 value of options
 granted during the year
 at less than market ...        --       --    5,114,132     0.58      183,457     1.55
Weighted-average fair
 value of options
 granted during the year
 at greater than
 market.................        --       --          --       --     1,333,336     1.06

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The following table summarizes information about stock options outstanding as of December 31, 1998:

                                      Outstanding                Exercisable
                            -------------------------------- -------------------
                                        Weighted-
                                         Average   Weighted-           Weighted-
                                        Remaining   Average             Average
         Range of           Number of  Contractual Exercise  Number of Exercise
      Exercise Prices         Shares      Life       Price    Shares     Price
      ---------------       ---------  ----------- --------- --------- ---------
$0.06 to 0.19..............  4,394,927 8.51 years    $0.13     996,344   $0.12
$0.94 to 2.25..............  4,680,308 9.13           2.07     413,068    1.82
$3.75 to 6.06..............  4,964,840 9.64           5.34      41,272    4.96
$7.67 to 10.00.............  5,254,864 9.84           9.50      87,676    9.00
                            ----------                       ---------
                            19,294,939 9.31           4.51   1,538,360    1.22
                            ==========                       =========

Stockholder Rights Plan

   In January 1999, the Company adopted a Stockholder Rights Plan ("the Rights Plan"). The Rights Plan is designed to protect the long-term value of the Company for its stockholders during any future unsolicited acquisition attempt. In connection with the Rights Plan, the Company declared a dividend of one preferred share purchase right for each share of the Company's common stock outstanding on February 11, 1999 ("Record Date") and further directed the issuance of one such right with respect to each share of the Company's common stock that is issued after the Record Date, except in certain circumstances.

   On June 2, 1999, stockholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock issuable by the Company from 100,000,000 to 300,000,000.

Stock Splits

   On April 12, 1999, the Company completed a two-for-one stock split accomplished in the form of a stock dividend. On August 12, 1999, the Company completed a second two-for-one stock split accomplished in the form of a stock dividend. Share and per share amounts in the accompanying supplemental consolidated financial statements reflect both two-for-one stock splits retroactively.

   On November 19, 1999, the Company announced a two-for-one stock split, payable December 14, 1999 to holders of common stock of record as of November 30, 1999. Share and per share information in the accompanying supplemental consolidated financial statements does not reflect this stock split.

(6) Commitments and Contingencies

Leases

   The Company has entered into a number of operating leases for its facilities. The leases expire from 1999 through 2010. As of December 31, 1998, the Company had collateralized letters of credit aggregating $3,238,000 for these leases. The related funds are included in restricted cash equivalents and investments on the accompanying supplemental consolidated balance sheet. The Company also leases certain data center infrastructure and equipment under capital leases. Certain of these capital leases were entered into as sales-leaseback transactions. No gain or loss was

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


recorded in any such transaction due to the short holding period from the time the assets were purchased until the time of the sale-leaseback. Future minimum lease payments as of December 31, 1998 are as follows (in thousands):

                                                               Capital Operating
   Year Ending December 31,                                    Leases   Leases
   ------------------------                                    ------- ---------
   1999....................................................... $ 6,470  $ 9,206
   2000.......................................................   6,720    9,892
   2001.......................................................   6,009    9,964
   2002.......................................................     676    9,508
   2003.......................................................     --     9,271
   Thereafter.................................................     --    43,994
                                                               -------  -------
   Total minimum lease payments...............................  19,875  $91,835
                                                                        =======
   Less amount representing imputed interest..................   3,063
                                                               -------
   Present value of minimum lease payments....................  16,812
   Less current portion.......................................   5,223
                                                               -------
   Capital lease obligations, less current portion............ $11,589
                                                               =======

   The Company's rent expense was $248,000, $1,764,000, $5,583,000, $3,389,000 and $11,143,000 for the years ended December 31, 1996, 1997 and 1998, and the nine months ended September 30, 1998 and 1999, respectively.

Telecommunications Agreements

   In September 1997, the Company entered into an agreement to obtain telecommunications services for a period of 60 months with a minimum commitment of $230,000 per month. In January 1999, this original agreement was replaced with a new agreement for a period of 60 months with a minimum commitment of $1,000,000 per month.

   In July 1998, the Company entered into an agreement to obtain telecommunications services for a period of 36 months with a minimum commitment of approximately $500,000 per month.

   In August 1999 the Company entered into capacity purchase agreements. The agreements provide for a total potential outlay of approximately $105,000,000 for fiber capacity and related maintenance covering approximately 25 years.

Royalty Agreement

   In April 1997, the Company entered into an agreement with a software company under which the Company licensed certain software for a royalty based on 1% of the Company's gross revenues. Royalty expenses related to this agreement have not been significant to date.

   In March 1999, this agreement was replaced with a new agreement that obligates the Company to make certain future payments for the use of the software license. These payments are not expected to have a material effect on the consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Contingencies

   The Company is engaged in certain legal actions arising in the ordinary course of business. The Company believes that it has adequate legal defenses and that the ultimate outcome of these actions will not have a material effect on the Company's consolidated financial position and results of operations.

(7) Income Taxes

   The following table reconciles the expected corporate federal income tax expense (benefit) (computed by multiplying the Company's loss before taxes by 34%) to the Company's actual income tax expense (benefit) (in thousands):

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    -------  -------  --------
   Expected income tax benefit..................... $(1,405) $(8,602) $(22,895)
   Permanent differences...........................       2       15        81
   Net operating loss not benefited................   1,403    8,587    22,814
                                                    -------  -------  --------
     Actual income tax expense (benefit)........... $   --   $   --   $    --
                                                    =======  =======  ========

   The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 1997 and 1998, are as follows (in thousands):

                                                                1997     1998
                                                               -------  -------
   Deferred tax assets:
     Net operating loss carryforwards......................... $10,941  $35,137
     Difference between book and tax depreciation.............     --     2,284
     Reserves and accruals....................................     195    1,234
     Research and experimentation credit carryforwards........     113      548
     Deferred compensation....................................     437      957
     Other....................................................      41        6
                                                               -------  -------
       Total gross deferred tax assets........................  11,727   40,166
   Less valuation allowance...................................  11,708   40,166
                                                               -------  -------
                                                                    19      --
   Deferred tax liabilities:
     Difference between book and tax depreciation.............     (19)     --
                                                               -------  -------
       Net deferred tax assets................................ $   --   $   --
                                                               =======  =======

   As of December 31, 1998, the Company has a net operating loss carryforward for federal and state purposes of $94,961,000 and $48,753,000, respectively. The difference between the federal and state net operating loss carryforward is due to the 50% limitation of net operating loss carryforwards for state purposes. The federal net operating loss carryforward will expire from 2011 through 2018. The state net operating loss carryforward will expire from 2001 through 2003.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   Gross deferred tax assets as of December 31, 1998 include approximately $3,430,000 relating to the exercise of stock options, which will be credited to equity when realized.

   The net change in the valuation allowance was an increase of $9,654,000 and $28,458,000 for the years ended December 31, 1997 and 1998, respectively.

   Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a shift in the ownership of the Company, which constitutes an "ownership change" as defined by Internal Revenue Code, Section 382. The Company has not determined if an ownership change, as defined, has occurred. The Company plans to compute exact limitations upon realization of taxable earnings and associated utilization of the net operating loss carryforwards.

(8) Segment Information

   The Company operates a number of Internet Data Centers throughout the United States and one in Europe. The Company establishes these Internet Data Centers using a consistent investment and operating model. As a result, the expected long-term economic characteristics and financial performance are similar. In particular, each data center provides the same Internet related services to a similar type of customer who may locate its servers in multiple Internet Data Centers. As a result, the Company believes these Internet Data Centers represent one reportable segment under the aggregation criteria of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Internet Data Center operations primarily include services such as server infrastructure support, Internet connectivity, and managed services.

   With the acquisition of Cohesive on July 27, 1999, management began reviewing financial information and business performance and allocating resources based on both Internet Data Center operations and by professional services, given Cohesive's expertise in networking, Internet-based applications and technology solutions. As a result, the Company identified professional services as an additional reportable segment. Professional services primarily include services such as network design and development, Internet-based and application development, and information technology strategy.


   Financial information for the Company's reportable segments is presented below:

                                                             Nine Months Ended
                                Years Ended December 31,       September 30,
                                ---------------------------  ------------------
                                 1996      1997      1998      1998      1999
                                -------  --------  --------  --------  --------
Revenues:
  Internet Data Centers........ $ 3,130  $ 12,408  $ 52,263  $ 31,423  $119,650
  Professional services........     --        --        482       215    21,104
                                -------  --------  --------  --------  --------
    Total revenues............. $ 3,130  $ 12,408  $ 52,745  $ 31,638  $140,754
                                =======  ========  ========  ========  ========
Operating profit (loss):
  Internet Data Centers........ $    *   $ (1,243) $ (1,492) $ (3,204) $ 23,166
  Professional services........      *        --       (351)       17     1,880
  Corporate areas..............      *    (23,549)  (55,730)  (37,095)  (82,378)
                                -------  --------  --------  --------  --------
    Total operating loss....... $(4,094) $(24,792) $(57,573) $(40,282) $(57,332)
                                =======  ========  ========  ========  ========

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


                                                    December 31,   September 30,
                                                  ---------------- -------------
                                                   1997     1998       1999
                                                  ------- -------- -------------
Total assets:
  Internet Data Centers.......................... $    *  $ 52,725   $200,616
  Professional services..........................      *       212      3,011
  Corporate assets...............................      *   245,861    481,198
                                                  ------- --------   --------
    Total assets................................. $40,973 $298,798   $684,825
                                                  ======= ========   ========

--------
*Information is not available.

                          EXODUS COMMUNICATIONS, INC.

          SUPPLEMENTAL SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                      Balance at                       Balance
                                      Beginning                       at End of
Classification                         of Year   Additions Deductions   Year
--------------                        ---------- --------- ---------- ---------
Allowance for doubtful accounts:
  Year ended December 31, 1996.......   $ --      $   15     $ --      $   15
  Year ended December 31, 1997.......      15        742       (66)       691
  Year ended December 31, 1998.......     691      1,410      (280)     1,821

ITEM 7: FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits

23.01    Consent of KPMG, LLP, Independent Auditors
99.01 Press Release dated November 23, 1999, regarding acquisition of Global OnLine
99.02 Press Release dated November 23, 1999, regarding acquisition of Service Metrics

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

     Date:  November 24, 1999

                              EXODUS COMMUNICATIONS, INC.


                              By: /s/ Ellen M. Hancock
                                 ----------------------------------------------
                                  Ellen M. Hancock
                                  Chief Executive Officer and President Officer

EXHIBIT INDEX

Number           Description

23.01            Consent of KPMG, LLP, Independent Auditors
99.01 Press Release dated November 23, 1999, regarding acquisition of Global OnLine
99.02 Press Release dated November 23, 1999, regarding acquisition of Service Metrics